Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No.1 Form S-8) pertaining to the ProAssurance Corporation 2024 Equity Incentive Plan of ProAssurance Corporation of our reports dated February 27, 2024, with respect to the consolidated financial statements and schedules of ProAssurance Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of ProAssurance Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.
/s/ Ernst & Young, LLP
Birmingham, Alabama
May 23, 2024